Exhibit 99.2

Press Release www.shire.com

Total Voting Rights

October 3, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with 5.6.1R of the Financial Conduct Authority's (the “FCA”) Disclosure Rules and Transparency Rules, notifies the market of the following:

As at September 30, 2016, the Company’s issued ordinary share capital comprised 902,970,965 ordinary shares of 5 pence each with voting rights and a further 7,971,461 ordinary shares held in treasury.

Therefore, the total number of voting rights in the Company is 902,970,965. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Rules and Transparency Rules.

Sarah Rixon
Company Secretarial Assistant

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX